EXHIBIT 99(b)

                                                 IN THE DISTRICT COURT OF APPEAL

                                                FIRST DISTRICT, STATE OF FLORIDA
COASTAL PETROLEUM COMPANY,

         Appellant,
V.
                                                 NOT FINAL UNTIL TIME EXPIRES TO
                                                   FILE MOTION FOR REHEARING AND
                                                   DISPOSITION THEREOF IF FILED.
FLORIDA WILDLIFE
FEDERATION, INC.; SIERRA
CLUB, FLORIDA CHAPTER;
FLORIDA AUDUBON SOCIETY,
INC.; ROBERT A.
BUTTERWORTH, ATTORNEY
GENERAL; ST. GEORGE ISLAND
CIVIC CLUB; and DEPARTMENT
OF ENVIRONMENTAL
PROTECTION,
                                                              Appellees.

CASE NO. 98-1998
_________________________/

Opinion filed October 6, 1999.

An appeal from an order of the Division of Administrative Hearin9s.

John K. Aurell of Ausley & McMullen, Tallahassee, Susan W. Fox of
Macfarlane, Ferguson & McMullen, Tampa, and Robert J. Angerer and
Robert J. Angerer, Jr. of Angerer & Angerer, Tallahassee, for
Appellant.

David G. Guest, and S. Ansley Samson, Earthjustice Legal Defense Fund, Tallahassee, for Appellees Florida Wildlife Federation, Inc., Sierra Club, Florida Chapter, and Florida Audubon Society, Inc.; Barbara Sanders, Apalachicola, for appellee St. George Island Civic Club; Maureen M. Malvern, Senior Assistant General Counsel, and Andrew J. Baumann, Senior Assistant General Counsel, Office of General Counsel, and Jonathan A. Glogau, Assistant Attorney General, for appellee Department of Environmental Protection; and Monica K. Reimer, Assistant Attorney General, Tallahassee, for appellee Robert
A. Butterworth, Attorney General.

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BARFIELD, C. J.
In what may be one of the final chapters in the continuing saga of the appellant's quest to extract oil from beneath the Gulf of Mexico, it challenges an order of the Florida Department of Environmental Protection (DEP) denying its application for a drilling permit, ostensibly because oil extraction is potentially too dangerous to the environment. The appellant contends that the order must be reversed because DEP's interpretation of the applicable statute will result in an unconstitutional taking of its property. We affirm the order. The decision in this case turns on the interpretation of section 377.241, Florida Statutes (1997):
Criteria for issuance of permits.
The division, in the exercise of its authority to issue permits as hereinafter provided, shall give consideration to and be guided by the following criteria:

(1) The nature, character and location of the lands involved, whether rural, such as farms, groves, or ranches, or urban property vacant or presently developed for residential or business purposes or are in such a location or of such a nature as to make such improvements and developments a probability in the near future.

(2) The nature, type and extent of ownership of the applicant, including such matters as the length of time the applicant has owned the rl9hts claimed without having performed any of the exploratory operations so granted or authorized.

(3) The proven or indicated likelihood of the presence of oil, gas or related minerals in such quantities as to warrant the exploration and extraction of such products on a commercially profitable basis.

The appellant asserts that in the past, DEP has issued permits when each criterion of section 377.241 "has been met," but that when DEP announced its intention to issue a drilling permit in this case, a


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group of environmental  organizations challenged the decision,  arguing that DEP was wrongly interpreting the statute, which requires the agency to "weigh" the criteria of section 377.241, balancing environmental interests against the right to explore for oil. Following an evidentiary hearing and the issuance of an order in which the hearing officer recommended granting the permit with a multi-million dollar surety, DEP reconsidered its past practice and agreed with the environmental petitioners that "meeting" each criterion was not legally sufficient. It then "balanced" the criteria and determined that issuance of a drilling permit was too dangerous to the coastal environment.

The appellant contends that DEP cannot "change its mind" about how to interpret the law without notice and rulemaking procedures, especially when the result is an unconstitutional taking of its property. We find that the appellant had adequate opportunity to be heard on the issue of the proper interpretation of section 377.241. DEP correctly determined that its previous practice was not consistent with the proper interpretation of the permitting statute and adequately explained its determination. Section 120.68(12), Fla. Stat. (1997). Cf. Dept. of Administration V Albanese, 445 So.2d 639 (Fla. 1st DCA 1984) (Agency possesses only such authority as is specifically delegated to it by statute and cannot promulgate rules that go beyond that grant of authority or are contrary to the intent of the legislature)

With respect to the constitutional challenge to DEP's interpretation of the statute, the issues of contract impairment and taking go hand-in-hand. There is no dispute that the appellant has a viable contract with the State of Florida to explore for and extract oil from submerged sovereignty lands. DEP's interpretation and application of the permitting statute, based on its determination that there is a compelling public purpose in not allowing the appellant to drill off shore, effectively prevents the appellant from exercising its rights under the contract. DEP's action would be unconstitutional only if just compensation is not paid for what is taken. Fla. Const. Art. X, Sec 6. This is a matter to be resolved in the circuit court.
  AFFIRMED.

BOOTH and WOLF, JJ., CONCUR.